Exhibit 99.1

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016		2015	2016	2015

Net loss	$(162,771	) (a)	$(321,827)	$(521,388)	$(713,685)
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax benefit	(93,617	) (a)	(164,316)	(280,848)	(338,706)
Depletion, depreciation, amortization and impairment	149,662		215,918	567,142	1,171,329
Exploration dry hole costs	16		1	18	88
Abandonment and impairment of unproved properties	6,307		11,432	30,076	47,619
Derivative fair value loss (income)	250,057		(126,312)	261,391	(416,364)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	86,679		171,477	347,336	532,122
Allowance for bad debts	—		1,700	800	2,300
Amortization of deferred issuance costs, loss on extinguishment of debt and other	1,787		1,811	7,170	29,383
Deferred and stock-based compensation	1,996		(9,732)	74,685	(20,411)
(Gain) loss on sale of assets and other	(470)		408,909	7,074	406,856

Changes in working capital:
Accounts receivable	(52,571)		(14,744)	(20,586)	64,704
Inventory and other	6,996		(7,795)	6,220	(14,868)
Accounts payable	14,009		(13,039)	(27,259)	(26,197)
Accrued liabilities and other	(23,049)		22,359	(64,763)	(32,768)
Net changes in working capital	(54,615)		(13,219)	(106,388)	(9,129)
Net cash provided from operating activities	$185,031		$175,842	$387,068	$691,402

(a)Fourth quarter 2016 includes the $2.0 million impact of retrospective adoption of ASU 2016-09.

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016		2015	2016	2015
Net cash provided from operating activities, as reported	$185,031		$175,842	$387,068	$691,402
Net changes in working capital	54,615		13,219	106,388	9,129
Exploration expense	13,039		3,445	30,009	18,333
Lawsuit settlements	1,131		1,226	2,575	3,238
Cash paid to exchange senior subordinated notes	—		—	6,600	—
Legal contingency/DEP penalty	—		—	—	2,500
Memorial merger expenses	813		—	37,225	—
Termination costs	(822)		10,283	(519)	14,853
Non-cash compensation adjustment	56		73	19	709
Cash flow from operations before changes in working capital – non-GAAP measure	$253,863		$204,088	$569,365	$740,164

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016		2015	2016	2015
Basic:
Weighted average shares outstanding	247,161		169,371	192,661	169,183
Stock held by deferred compensation plan	(2,799)		(2,798)	(2,793)	(2,794)
Adjusted basic	244,362		166,573	189,868	166,389

Dilutive:
Weighted average shares outstanding	247,161		169,371	192,661	169,183
Dilutive stock options under treasury method	(2,799)		(2,798)	(2,793)	(2,794)
Adjusted dilutive	244,362		166,573	189,868	166,389